Exhibit 10.26

RESIGNATION AND CONSULTING AGREEMENT

AND GENERAL RELEASE OF CLAIMS

1. Karen Rogge (“Executive”) was employed by Extreme Networks, Inc. (the “Company”) on or about April 2, 2007 pursuant to a written employment agreement of March 13, 2007 (the “Employment Agreement”). Executive has decided to resign from her employment with the Company, and it is the Company’s desire to secure Executive’s assistance in the transition of her duties following her resignation, to provide Executive with a payment that she would not otherwise be entitled to receive upon her resignation, and to resolve any claims that Executive has or may have against the Company. Accordingly, Employee and the Company agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Executive (the “Effective Date”), provided that Executive has not revoked this Agreement (by email notice to ***) prior to that date.

2. Executive hereby resigns voluntarily from (a) her employment with the Company, and (b) any positions that she holds with the Company and any of its subsidiaries, with all such resignations effective as of July 20, 2009 (the “Resignation Date”). Executive shall promptly execute and return to the Company any documents reasonably necessary to effectuate her resignation from any such positions, and her review and execution of those documents shall not constitute consulting services under Paragraph 5 of this Agreement.

3. Subject to Executive’s execution of this Agreement (without revocation during the seven-day revocation period described below) and her strict compliance with the terms of this Agreement, the Company shall provide Executive with a lump sum payment equal to six months’ base salary at Executive’s final base salary rate, less applicable withholding, on August 31, 2009.

4. Executive acknowledges that she was paid all wages that Executive earned during her employment with the Company. Executive understands and acknowledges that she shall not be entitled to any payments or benefits from the Company other than those expressly set forth in Paragraphs 3 and 5.

5. The parties agree that during the six-month period following the Resignation Date, Executive shall, upon reasonable notice from the Company, provide consulting services to the Company as an independent contractor for up to 10 hours per week. Such services may include, but are not limited to, assisting in the orderly transition of her duties and any other reasonable services that may be requested by the Company’s Chief Executive Officer, Chief Financial Officer, or General Counsel. When and if requested by the Company, Executive shall be paid the sum of $200 per hour for all hours of consulting services that she actually provides to the Company. Any requests by the Company for Executive’s consulting services pursuant to this Paragraph shall be made by the Company’s Chief Executive Officer, Chief Financial Officer, or General Counsel and no one else.

6. Executive and her successors release the Company and its parents, divisions, subsidiaries, and affiliated entities, and each of their respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, constructive discharge, fraud, defamation, infliction of emotional distress, or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act, or any other applicable law. This release of claims will not apply to (a) any rights or claims that cannot be released as a matter of law, including any statutory indemnity rights; (b) Executive’s vested rights under the Company’s equity and/or 401(k) plans; and (c) Executive’s right to be indemnified by the Company pursuant to and in accordance with the parties’ Indemnity Agreement of January 21, 2008 (the “Indemnity Agreement”).

7.     Executive acknowledges that she has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive waives any rights that she has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that she may lawfully waive such rights pertaining to this general release of claims, and affirms that she is releasing all known and unknown claims that she has or may have against the parties listed above.

8. Executive acknowledges and agrees that she shall continue to be bound by and comply with the terms of the Employee Inventions and Proprietary Rights Assignment Agreement between the Company and Executive. To the extent she has not done so already, promptly following her execution of this Agreement, Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (whether in paper, electronic, or other format, and all copies thereof) that Executive prepared or received in the course of her employment with the Company.

9. Executive agrees that she will not, at any time in the future, make any critical or disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process.

10. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.

11. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected.

12. The Company intends that the payment provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for the payment provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive on compensation paid or provided to the Executive pursuant to this Agreement. In the event that any compensation to be paid or provided to Executive pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.

13. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and it supersedes all prior negotiations and agreements between the parties, whether written or oral, with the exception of the Indemnity Agreement, any stock option or restricted stock agreements between the parties, and the agreement described in Paragraph 8. In particular, the Employment Agreement shall be of no further force or legal effect, except with respect to the arbitration provision contained in that agreement, which provision remains in full force and effect. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

EXECUTIVE UNDERSTANDS THAT SHE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT SHE IS GIVING UP ANY LEGAL CLAIMS SHE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT SHE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT SHE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER SHE SIGNS IT (BY EMAIL NOTICE OF REVOCATION TO THE EMAIL ADDRESS LISTED IN PARAGRAPH 1), AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE AND THE COMPANY AGREE THAT ANY MODIFICATIONS TO THIS AGREEMENT, WHETHER MATERIAL OR IMMATERIAL, SHALL NOT RESTART THE 21-DAY CONSIDERATION PERIOD DESCRIBED IN THE PREVIOUS SENTENCE. EXECUTIVE ACKNOWLEDGES THAT SHE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE PAYMENT DESCRIBED IN PARAGRAPH 3, WHICH PAYMENT EXECUTIVE WOULD NOT BE ENTITLED TO RECEIVE BUT FOR HER EXECUTION OF THIS AGREEMENT.

Dated: July 31, 2009	/s/ Karen Rogge
Karen Rogge

EXTREME NETWORKS, INC.

Dated: July 31, 2009	By:	/s/ Kathleen Swift

[***Each item denoted with three asterisks in this document is immaterial contact information that has been redacted for purposes of personal privacy.]

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